EXHIBIT 10.2

MBX Biosciences, INC.
NON-EMPLOYEE DIRECTOR COMPENSATION POLICY

The purpose of this Non-Employee Director Compensation Policy (the “Policy”) of MBX Biosciences, Inc., a Delaware corporation (the “Company”), is to provide a total compensation package that enables the Company to attract and retain, on a long-term basis, high-caliber directors who are not employees or officers of the Company or its subsidiaries (“Outside Directors”). This Policy will become effective as of the effective time of the registration statement for the Company’s initial public offering of its equity securities (the “Effective Date”). In furtherance of the purpose stated above, all Outside Directors shall be paid compensation for services provided to the Company as Outside Directors as set forth below:

Cash Retainers

Annual Retainer for Board Membership: $40,000 for general availability and participation in meetings and conference calls of our Board of Directors, to be paid quarterly in arrears, pro-rated based on the number of actual days served by the director during such calendar quarter. No additional compensation will be paid for attending individual meetings of the Board of Directors.

Additional Annual Retainer for Non-Executive Chairperson:	$30,000
Additional Annual Retainer for Lead Director (if any):	$20,000
Additional Annual Retainers for Committee Membership:
Audit Committee Chairperson:	$20,000
Audit Committee member (other than Chairperson):	$10,000
Compensation Committee Chairperson:	$15,000
Compensation Committee member (other than Chairperson):	$7,500
Nominating and Corporate Governance Committee Chairperson:	$10,000
Nominating and Corporate Governance Committee member (other than Chairperson):	$5,000
Science and Medicine Committee Chairperson:	$10,000
Science and Medicine Committee member (other than Chairperson):	$5,000

Equity Retainers

All grants of equity retainer awards to Outside Directors pursuant to this Policy will be automatic and nondiscretionary and will be made in accordance with the following provisions:

Initial Award: Upon his or her initial election to the Board of Directors, each Outside Director will receive an initial, one-time stock option award (the “Initial Award”) to purchase 25,000 shares, which shall vest and become exercisable as follows: 1/3rd of the Initial Award shall vest and become exercisable on the first anniversary following the date of grant, and the remaining 2/3rd of the Initial Award shall vest and become exercisable in equal monthly installments over two years following the first anniversary of the date of grant, such that the Initial Award is fully vested on the third anniversary of the date of grant, provided, however, that all vesting shall cease if the director resigns from the Board of Directors or otherwise ceases to serve as on the Board of Directors of the Company, unless the Board of Directors determines that the circumstances warrant continuation or acceleration of vesting. Any vested and outstanding shares subject to the Initial Award as of the date the Outside Director resigns from the Board of Directors or otherwise ceases to serve on the Board of Directors of the Company shall be exercisable until the earlier of (i) the 12-month anniversary following the date of such termination, and (ii) the original expiration date of the Initial Award. The Initial Award shall expire ten years from the date of grant, and shall have a per share exercise price equal to the Fair Market Value (as defined in the Company’s 2024 Stock Option and Incentive Plan, as amended from time to time) of the Company’s common stock on the date of grant. This Initial Award applies only to Outside Directors who are first elected to the Board of Directors subsequent to the Effective Date.

Annual Award: On each date of each Annual Meeting of Stockholders of the Company following the Effective Date (the “Annual Meeting”), each continuing Outside Director, other than a director receiving an Initial Award, will receive an annual stock option award (the “Annual Award”) to purchase 12,500 shares, which shall vest and become exercisable in full upon the earlier of (i) the first anniversary of the date of grant or (ii) the date of the next Annual Meeting; provided, however, that all vesting shall cease if the director resigns from the Board of Directors or otherwise ceases to serve on the Board of Directors of the Company, unless the Board of Directors determines that the circumstances warrant continuation or acceleration of vesting. Any vested and outstanding shares subject to an Annual Award as of the date the Outside Director resigns from the Board of Directors or otherwise ceases to serve on the Board of Directors of the Company shall be exercisable until the earlier of (i) the 12-month anniversary following the date of such termination, and (ii) the original expiration date of the Annual Award. Such Annual Award shall expire ten years from the date of grant, and shall have a per share exercise price equal to the Fair Market Value of the Company’s common stock on the date of grant. If a new Outside Director joins the Board of Directors on a date other than the date of the Annual Meeting, then the Annual Award granted to such Outside Director at the next Annual Meeting following the Outside Director’s appointment shall be pro-rated based on the quotient of (A) the total number of days between (1) the date of the Outside Director’s appointment and (2) the date of the Annual Meeting following the date of the Outside Director’s appointment divided by (B) 365.

Sale Event Acceleration: All outstanding Initial Awards and Annual Awards held by an Outside Director shall become fully vested, exercisable (if applicable) and nonforfeitable upon a Sale Event (as defined in the Company’s 2024 Stock Option and Incentive Plan, as amended from time to time).

Expenses

The Company will reimburse all reasonable out-of-pocket expenses incurred by Outside Directors in attending meetings of the Board of Directors or any committee thereof.

Maximum Annual Compensation

The aggregate amount of compensation, including both equity compensation and cash compensation, paid by the Company to any Outside Director in a calendar year for services as an Outside Director shall not exceed $750,000 (or such other limit as may be set forth in Section 3(b) of the Company’s 2024 Stock Option and Incentive Plan, as amended from time to time, or any similar provision of a successor plan); provided, however, that such amount shall be $1,000,000 for the calendar year in which the applicable Outside Director is initially elected or appointed to the Board of Directors (or such other limit as may be set forth in Section 3(b) of the Company’s 2024 Stock Option and Incentive Plan, as amended from time to time, or any similar provision of a successor plan). For this purpose, the “amount” of equity compensation paid in a calendar year shall be determined based on the grant date fair value thereof, as determined in accordance with FASB ASC Topic 718 or its successor provision, but excluding the impact of estimated forfeitures related to service-based vesting conditions.

As amended by the MBX Biosciences, Inc. board of directors on March 25, 2026.